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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of June 28, 2002, (the "Agreement") between Excelligence Learning Corporation, a Delaware corporation (the "Company"), and Ron Elliott ("Executive").

     The Company desires to employ Executive as its President and Chief Executive Officer upon the terms and subject to the conditions set forth herein, and the Board of Directors of the Company has approved the terms and conditions of the employment of Executive as set forth in this Agreement and has authorized the execution and delivery of this Agreement.

     In consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

                                   Article I.

                                   DEFINITIONS

     The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

     1.1  "Accountants" has the meaning set forth in Section 5.9(b).

     1.2 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination.

     1.3 "Accrued Base Salary" means the amount of Executive's Base Salary which is accrued but not yet paid as of the Date of Termination.

     1.4 "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. For the purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     1.5  "Agreement" has the meaning set forth in the Preamble.

     1.6  "Anniversary Date" means any annual anniversary of the Effective Date.

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     1.7  "Annualized Total Compensation" means, as of any date, the sum of (i)
an amount equal to the greater of (a) the Severance Amount and (b) Executive's then current Base Salary plus (ii) an amount equal to the average Annual Bonus paid to Executive for the previous two (2) calendar Years during the Employment Period.

     1.8  "Annual Bonus" has the meaning set forth in Section 4.2.

     1.9  "Base Salary" has the meaning set forth in Section 4.1.

     1.10 "Beneficiary" has the meaning set forth in Section 7.3.

     1.11 "Board" means the Board of Directors of the Company.

     1.12 "Cause" means any of the following:

          (a) Executive's material breach of the provisions of this Agreement;

          (b) Executive's conviction of, or plea of nolo contendere to, any felony or to a crime causing substantial harm to the Company or any of its Affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct;

          (c) misuse or diversion of the Company's or any of its Subsidiaries' funds, embezzlement or fraudulent misrepresentations or concealments on any written reports submitted by Executive to the Company or any of its Affiliates;

          (d) Executive's misconduct, failure to perform the duties of his employment or Executive's habitual neglect thereof; or

          (e) Executive's failure to follow or comply with the lawful directives of the Board,

     provided, however, that in the case of the foregoing clauses (a), (d) and
(e), if any such breach, misconduct or failure is capable of cure, as determined in the Board's reasonable discretion, "Cause" shall mean any continuation of such breach, misconduct or failure after a period of (x) in the case of the foregoing clauses (a) and (d), 30 calendar days, and (y) in the case of the foregoing clause (e), 10 calendar days, in each case from the date on which Executive shall first have been informed in writing thereof.

     1.13 "Change of Control" mean any of the following events:

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          (a) the acquisition, directly or indirectly, by any "person" or
     "group" (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act, of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of the Company's then outstanding Voting Securities other than an acquisition by (i) any stockholder of the Company which, on the date hereof, owns more than 30% of the combined voting power of the Company's outstanding Voting Securities (or any "group" of which any such stockholder is a part), (ii) a Subsidiary or (iii) any employee benefit plan (or any related trust) sponsored or maintained by the Company or a Subsidiary;

          (b) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute a majority of the members of the Board; provided, however, that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

          (c) consummation by the Company of (i) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a "Merger") in which the beneficial owners of the Company's Voting Securities immediately before such Merger beneficially own, immediately after such Merger, directly or indirectly, less than 50% of the combined voting power of the Voting Securities of the corporation resulting from such Merger or (ii) the sale or other disposition of all or substantially all of the assets of the Company; or

          (d) approval by the stockholders of the Company of a plan of liquidation or dissolution of the Company.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, the Company and Executive agree in writing that such event shall not constitute a Change in Control for purposes of this Agreement.

     1.14 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.15 "Common Stock" means the outstanding shares of Common Stock of the Company, par value $.01 per share.

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     1.16 "Date of Termination" means the effective date of a Termination of
Employment for any reason, including death or Disability.

     1.17 "Deferred Compensation Agreement" means the Deferred Compensation Agreement by and between the Company and Executive dated January 4, 2002, as amended from time to time.

     1.18 "Determination" has the meaning set forth in Section 5.9(b).

     1.19 "Disability" means a mental or physical condition which, in the opinion of at least a majority of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold his agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

     1.20 "Effective Date" means May 6, 2002.

     1.21 "Employment Period" has the meaning set forth in Section 3.2.

     1.22 "Excise Tax" has the meaning set forth in Section 5.9(a).

     1.23 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.24 "Good Reason" means the occurrence of any one or more of the following events, unless Executive specifically agrees in writing that such event shall not be Good Reason:

          (a) the assignment of Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties in effect pursuant to this Agreement, including, without limitation, causing or requiring Executive to report to anyone other than the Board;

          (b) any failure of the Board to nominate Executive as a member of the Board, other than for Cause; provided, however, that, the failure of Executive to be nominated as a member of the board of directors of the surviving corporation in a transaction constituting a Change of Control shall not constitute Good Reason;

          (c) failure to pay Executive the Base Salary at a rate or in an amount at least equal to the amount or rate paid to him pursuant to this Agreement;

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          (d) failure to pay Executive the Annual Bonus he has earned in accordance with the terms of this Agreement;

          (e) any material diminution in Executive's aggregate benefits provided for in Article V hereof; and

          (f) the Company requiring Executive to be principally based at any office or location more than 50 miles from the current offices of the Company in Monterey, California,

     provided, however, that if the Company is capable of curing any of the foregoing, as determined in the Board's reasonable discretion, "Good Reason" shall mean the failure to cure within 15 business days, in each case from the date on which Executive shall first have notified the Board in writing thereof.

     1.25 "Gross-Up Payment" has the meaning set forth in Section 5.9(a).

     1.26 "Payment" has the meaning set forth in Section 5.9(a).

     1.27 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

     1.28 "Release Agreement" means the Release Agreement substantially in the form of Exhibit A hereto.

     1.29 "Severance Amount" means two hundred eighty-four thousand six hundred and eighty-four dollars ($284,684).

     1.30 "Severance Period" means two years from the Date of Termination.

     1.31 "Subsidiary" means, with respect to any Person, (a) any corporation or limited liability company of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) or, in the case of a limited liability company, of which more than 50% of the outstanding membership interests, is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

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     1.32 "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

     1.33 "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason during the Employment Period or any extension thereof pursuant to Section 3.3.

     1.34 "Termination of Employment" means a termination by the Company or by Executive of Executive's employment with the Company.

     1.35 "Termination Without Cause" means a Termination of Employment by the Company for any reason other than Cause or Executive's death or Disability, during the Employment Period or any extension thereof pursuant to Section 3.3.

     1.36 "Underpayment" has the meaning set forth in Section 5.9(c).

     1.37 "Voting Securities" means the Common Stock of the Company, together with any other securities of the Company that are entitled to vote generally in the election of directors of the Company.

     1.38 "Year" means a calendar year period ending on December 31.

                                  Article II.

                                     DUTIES

     2.1 Duties. The Company shall employ Executive during the Employment Period as its President and Chief Executive Officer. It is contemplated that, in connection with each annual meeting of stockholders of the Company during the Employment Period, the Board will nominate Executive for election as a member of the Board. During the Employment Period, Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and its Subsidiaries, and shall use his reasonable best efforts to promote the interests of the Company and its Subsidiaries. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full attention and time to the business and affairs of the Company and its Subsidiaries. During the term of this Agreement, there shall be no material change in the duties and responsibilities of the Executive otherwise than as provided herein, unless the parties otherwise agree in writing. During the term of this Agreement, the Executive shall not be required to relocate to an area more than 50 miles away from the Company's current principal office in Monterey, California in order to perform the services contemplated hereunder.

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     2.2 Other Activities. Except with the prior written approval of at least a majority of the Board (which the Board may grant or withhold in its sole discretion), Executive, during the term of this Agreement or any renewal thereof, will not (i) accept any other employment, (ii) serve on the board of directors or similar body of any other business entity, (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its Affiliates. For this purpose, "Affiliate" or "Affiliates" shall mean any partnership, joint venture, limited liability company or corporation that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Company. For this purpose, the term "Control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a partnership, joint venture, limited liability company or corporation, whether through the ownership of voting securities, by contract or otherwise.

                                  Article III.

                                EMPLOYMENT PERIOD

     3.1 Employment. Effective as of the Effective Date, the Company hereby employs Executive to serve in the capacities described in this Agreement and Executive hereby accepts such employment and agrees to perform the services described in this Agreement upon the terms and conditions set forth in this Agreement.

     3.2 Employment Period. Subject to Section 3.3 and the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Effective Date and end on the Anniversary Date which is three (3) years after such date. The employment of Executive by the Company shall not be terminated other than in accordance with
Article VII.

     3.3 Extensions of Employment Period. On each Anniversary Date commencing on the second Anniversary Date, if on or before that date the Company has not delivered to Executive, and/or Executive has not delivered to the Company, a written notice (a "Notice of Non-Renewal") that the Employment Period will not be extended, the Employment Period will be automatically extended for an additional year until either party delivers a Notice of Non-Renewal. Any Notice of Non-Renewal must be delivered by the Company, or the Executive, as the case may be, no later than 60 days prior to the Anniversary Date on which the then current Employment Period is scheduled to expire.

                                  Article IV.

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                                  COMPENSATION

     4.1 Salary. For services rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive a base salary ("Base Salary") commencing as of the Effective Date at the rate of two hundred fifty-six thousand ($256,000) per annum, which amount shall initially be subject to the Deferred Compensation Agreement. Subject to the Deferred Compensation Agreement and any other deferred compensation arrangement entered into between the Company and Executive, the Base Salary shall be payable in equal installments in accordance with the Company's normal payroll practices for officers (but not less frequently then monthly). During the Employment Period, the Base Salary shall be reviewed no less frequently than annually (commencing with the second Contract Year) by the Board after consultation with Executive and may from time to time be increased as determined by the Board in its sole discretion. This annual review shall be conducted in conjunction with Executive's regularly scheduled performance review. Effective as of the date of any such increase, the Base Salary as so increased shall be considered the new Base Salary for purposes of this Agreement and may not thereafter be reduced unless agreed to in writing between the Company and Executive. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

     4.2 Annual Bonus. In addition to Base Salary, Executive shall be eligible during the term of this Agreement, upon the terms and subject to the conditions set forth herein, to receive a bonus for each calendar year in an amount to be determined in the sole discretion of the Board ("Annual Bonus"). Executive's Annual Bonus shall be determined and, if appropriate, awarded, based upon meeting certain performance objectives which will be set by the mutual agreement of the Board and Executive. Such performance objectives each year shall be fixed at the beginning of each calendar year (or another date agreed upon by Executive and the Board) and shall be subject to any adjustments thereof from time to time as agreed upon by Executive and the Board.

                                   Article V.

                                 OTHER BENEFITS

     5.1 Incentive, Savings and Retirement Plans. In addition to the Base Salary and Annual Bonus eligibility, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company.

     5.2 Welfare Benefits. During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all

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benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company.

     5.3 Fringe Benefits. During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time available to other senior executives of the Company.

     5.4 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company, but in no event shall such vacation time be more than six (6) weeks per calendar year, unless otherwise agreed to in writing by Executive and the Company.

     5.5 Automobile. In addition to the Base Salary, as an executive benefit, the Company shall provide Executive with an automobile allowance of an amount up to eight hundred dollars ($800) per month payable in the normal manner of wage payment.

     5.6 T-1 Line. The Company shall pay for maintenance, repair, monthly service fees and all other costs associated with a T-1 line to be located at Executive's residence to enable Executive to share the Company's internet bandwidth.

     5.7 Personal Assistant. The Company shall employ an individual to provide personal services to Executive during the Employment Period. Such individual shall be eligible to participate in any and all benefit plans and retirement plans (including, without limitation, medical, dental, disability, life insurance and 401(k) plans) that are from time to time available to employees of the Company, subject to the terms and conditions thereof.

     5.8 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting of such expenses in accordance with practices, policies and procedures applicable to other senior executives of the Company. Such expenses shall include reasonable expenses incurred by Executive in connection with travel on business relating to the Company or any of its Subsidiaries. For any international air travel over six hours in flight time reasonable expenses shall be deemed to include business class seating.

     5.9     Tax Gross-Up Payment.

         (a) In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), to Executive or for Executive's benefit paid or

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     payable or distributed or distributable pursuant to the terms of this
     Agreement or otherwise (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes, other than interest and penalties imposed by reason of Executive's failure to file timely a tax return or pay taxes shown due on his return) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes, other than interest and penalties imposed by reason of Executive's failure to file timely a tax return or pay taxes shown due on his return) on the Gross-Up Payment, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

          (b) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by the Accountants. For the purposes of this Section 5.9 (b), "Accountants" shall mean the Company's independent certified public accountants serving immediately prior to a Change in Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). The Accountants shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive as soon as practicable following the date of termination if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). The Gross-Up Payment, if any, as determined pursuant to this Section 5.9(b) shall be paid by the Company to Executive on the later of (i) 15 business days following the receipt of the Accountants' determination or (ii) 15 business days preceding the date the Excise Tax becomes payable. The Determination shall be binding, final and conclusive upon the Company and Executive.

          (c) As a result of uncertainity in the application of Section 4999 of the Code at the time of the Determination, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have

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     paid pursuant to this Section 5.9 (the "Underpayment"). In the event that the Company exhausts its remedies with the Internal Revenue Service and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Executive's benefit.

     5.10 Tax Services. The Company agrees to engage KPMG, or such other nationally recognized independent certified public accounting firm as the Company may select, to prepare Executive's United States income tax returns for each year of employment hereunder.

     5.11 Legal Fees. The Company shall reimburse Executive for legal fees incurred in connection with the preparation and negotiation of this Agreement in an amount not to exceed Ten Thousand Dollars ($10,000). The Company shall reimburse Executive for legal fees incurred for services provided to or for the Executive's benefit in connection with Company business during the Employment Period or any extension thereof in amount not to exceed $2,500 per calendar year.

                                  Article VI.

                        TERMINATION/TERMINATION BENEFITS

     6.1  Termination.

          (a) Executive's employment hereunder shall or may be terminated, as the case may be, under the following circumstances:

               (i) Cause. The Company may terminate Executive's employment hereunder for Cause by delivery of a written notice to Executive setting forth the reasons for such termination. Any termination for Cause pursuant to this Agreement shall be determined by the affirmative vote of at least a majority of the Board (excluding Executive if he is a member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause).

               (ii) Death or Disability. Executive's employment hereunder shall terminate upon the death of Executive. In addition, the Company may terminate Executive's employment hereunder as a result of Executive's Disability.

               (iii) Termination Without Cause. Notwithstanding anything to the contrary contained herein, Executive's employment with the Company may be terminated by the Company at any time, for any reason, with or without Cause, and without liability except with

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          respect to the payments provided for by Section 6.2(c). Executive understands and acknowledges and hereby agrees that the Company may terminate Executive's employment by delivery from the Company to Executive of written notice of such termination.

               (iv) Voluntary Resignation. Executive may voluntarily resign his position and terminate his employment with the Company at any time by delivery of a written notice of resignation to the Company (a "Notice of Resignation"). The Notice of Resignation shall set forth the date such resignation shall become effective, which date shall, in any event, be no more than 30 days from the date the Notice of Resignation is delivered to the Company; provided, however, that the Company shall, in its discretion and by sending written notice to Executive, be entitled to deem Executive's resignation effective at any time within such 30 day period and such date specified by the Company shall then become the date of resignation.

               (v) Termination for Good Reason. Executive may terminate his employment pursuant to this Agreement for Good Reason by delivery of a written notice to the Company at least 30 days prior to the Date of Termination stating the events that gave rise to the Termination for Good Reason and that Executive has a good faith believe that such events constitute grounds for a Termination for Good Reason. Such notice shall also set forth the date on which such termination shall become effective (which date shall, in any event, be no more than 30 days from the date such notice is delivered to the Company); provided, however, that the Company shall, in its discretion and by sending written notice to Executive, be entitled to deem Executive's resignation effective at any time within such 30 day period and such date specified by the Company shall then become the Date of Termination.

          (b)  Compensation Upon Termination.

               (i) Termination for Cause. If the Company terminates Executive's employment for Cause pursuant to Section 6.1(a)(i), the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus, together with reimburseable business expenses actually and reasonably incurred by Executive prior to the Date of Termination. Upon a termination for Cause, Executive shall not be entitled to receive any payment other than the payments provided for pursuant to this Section 6.1(b)(i).

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               (ii)  Termination for Death or Disability. If Executive's
          employment is terminated pursuant to Section 6.1(a)(ii) during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, subject to the execution, delivery and non-revocation by Executive, or his Beneficiaries, as the case may be, of the Release Agreement, an amount which is equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus. Thereafter, the Company shall pay an amount equal to Executive's then current Base Salary, multiplied by the greater of (a) the number of months remaining in the term of the Agreement or (b) six (6) months. All such payments under this Section 6.1(b)(ii) shall be payable in six (6) equal, monthly payments beginning on the first day of the month following the date of Executive's Date of Termination.

               (iii) Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason pursuant to Section 6.1(a)(iii) or 6.1(a)(v), respectively, during the Employment Period, or any extension thereof, subject to the execution, delivery and non-revocation by Executive of the Release Agreement, Executive shall receive the following:

                    (A) immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus;

                    (B) an amount equal to Executive's Annualized Total Compensation multiplied by two (2), such payments to be made in quarterly installments for the duration of the Severance Period beginning on the first day of the month following the date of Executive's Date of Termination;

                    (C) all options to purchase Common Stock held by Executive immediately prior to the Date of Termination shall be vested and immediately exercisable and Executive shall have six (6) months from the Date of Termination to exercise such options, at which time the options shall terminate and be of no further force or effect;

                    (D)  the continuation of the benefits specified in Section
                         5.2 to which Executive is entitled as of the Date of

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          Termination for the entire duration of the Severance Period, it being understood that, in the event any benefit plan specified in Section
          5.2 (or any applicable law, rule or regulation) does not provide for the continuation of benefits for the entire duration of the Severance Period, the Company shall provide Executive (at no additional cost to Executive) with substantially similar benefits from and after the date on which such benefits cease under such plan for the remainder of the Severance Period;

     (E) the right to continue, at Executive's option, to participate for the entire duration of the Severance Period in any Company pension plan or other benefit plan (other than the plans specified in Section 5.2, the participation in which is governed by subsection (D) above) that is in effect on the Date of Termination; provided, that (i) Executive was eligible to, and was participating in, such plan as of the Date of Termination and (ii) the terms of such plan specifically provide for the continued participation in such plan by persons no longer employed with the Company or its Subsidiaries; and

     (F) a payment equal to the amount of any unvested employer matching contributions credited to Executive's account as of the Date of Termination under the Company's 401(k) plan or any other similar plan adopted by the Company during the Employment Period to which Executive is eligible to, and is participating in, as of the Date of Termination (in any case after taking into account any accelerated vesting of employer matching contributions that may occur in connection with a Termination without Cause or a Termination for Good Reason under any such plan), such payment to be made in equal quarterly installments for the duration of the Severance Period beginning on the first day of the month following the date of Executive's Date of Termination.

               (iv) Voluntary Resignation. If Executive terminates his employment with the Company pursuant to Section 6.1(a)(iv), then the Company shall pay Executive the Base Salary through the Date of Termination, together with reimbursable expenses actually and reasonably incurred by Executive prior to the Date of Termination.

          (c) Termination After a Change of Control. If a Termination Without Cause or a Termination for Good Reason occurs within two years after a Change of Control, then Executive shall receive (i) a lump-sum payment equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus, (ii) a multiple of his Annualized Total Compensation equal to two (2.0), payable in four equal quarterly installments and (ii) the benefits specified in Section 6.1(b)(iii)(C), (D), (E) and (F).

     6.2 Failure of Company to Renew Agreement. In the event Executive's employment terminates following the election of the Company to give notice of non-renewal of this Agreement pursuant to Section 3.2, the Company shall continue to pay to Executive his then current Base Salary for a one-year period following the Date of Termination.

     6.3 Other Termination Benefits. In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

                                  Article VII.

                                  MISCELLANEOUS

     7.1 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 6.1(b)(ii) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

     7.2 Late Payments. If the Company fails to pay any amount provided under this Agreement when due, the Company shall pay interest on such amount at a rate equal to (i) the highest rate of interest charged by the Company's principal lender plus 200 basis points, or (ii) in the absence of such a lender, 300 basis points over the prime commercial lending rate announced by Wells Fargo Bank on the date such amount is due or, if no such rate shall be announced on such date, the immediately prior date on which Wells Fargo Bank announced such a rate; provided, however, that if the interest rate determined in accordance with this Section exceeds the highest legally-permissible interest rate, then the interest rate shall the highest legally-permissible interest rate.

     7.3 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a "Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

     7.4  Arbitration and Equitable Relief.

          (a) Arbitration. In the event that there shall be a dispute between the Company (including any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) and Executive, the Company and Executive agree that such dispute shall be resolved by a final and binding arbitration under the arbitration rules set forth in California Code of Civil Procedure section 1280 through 1294.2, including section 1283.05 (the "Rules") and pursuant to California law. Unless otherwise prohibited by applicable law, this Section 7.4 constitutes a waiver of Executive's and Company's right to a trial by jury and relates to all disputes between Executive and the Company, including, but not limited to:

               (i) any and all claims for wrongful discharge of employment, breach of contract, both express and implied, breach of the covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation;

               (ii) any and all claims for violation of any federal, state or local statute, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Equal Pay Act, as amended, the Labor Management Relations Act, as amended, the National Labor Relations Act, as amended, the Federal False Claims Act, as amended, the Fair Credit Reporting Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, as amended, the California Fair Employment and Housing Act, as amended, the California Labor Code, as amended, and any applicable collective bargaining agreements; and

               (iii) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

          (b) Procedure. Any arbitration will be administered by the Judicial Arbitration and Mediation Service (JAMS) in the county of Monterey, California and a single arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. The Company and Executive agree to request a reasoned written award from JAMs setting forth and explaining any final and binding arbitration decision. The Company will pay for standard fees charged by JAMs for arbitration services. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and to the extent that JAMs national rules for the resolution of employment disputes conflict with the Rules, the Rules shall take precedence. Any award issued as a result of such arbitration shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.

          (c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company, subject to any appeals allowed under the Rules. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, any party may also petition the court for injunctive relief where either party alleges or claims a violation of the Agreement or any agreement regarding trade secrets, confidential information, non-solicitation or Labor Code ss.2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees, to the extent permitted under law.

          (e) Administrative Relief. The Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the Workers' Compensation Board.

          (f) The Company and Executive understand that each party's promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other party's like promise.

     7.5  Non-Solicitation; Confidentiality; Non-Disparagement.

          (a) Non-Solicitation of Employees. During the term of this Agreement, and for a period of twelve (12) months following the last day of employment hereunder, Executive will not, on his own account or jointly with or as an advisor, director, agent, representative, officer, manager, employee, principal, partner, joint venturer or owner or on behalf of another Person, solicit any employee of the Company or any of its Subsidiaries to obtain employment with another employer or otherwise attempt to induce any such employee to leave their employment with the Company or any of its Subsidiaries.

          (b)  Non-Solicitation of Specified Customers. For a period of twelve
     (12) months, commencing on the last day of employment hereunder, Executive will not, directly or indirectly, solicit business for purposes of providing products or services provided by the Company or any of its Subsidiaries from any customer of the Company or any of its Subsidiaries.

          (c) Confidentiality. In accordance with the Confidentiality Agreement dated as of December 31, 2001 by and between the Company and Executive, (a copy of which is attached hereto as Exhibit B) Executive agrees not to use or disclose any Confidential Information (as defined therein) of the Company or any of its Subsidiaries and Executives expressly acknowledges that this obligation survives any Termination of Employment.

          (d) Non-Disparagement. Executive agrees that, following any Termination of Employment, he will refrain from making any statements about the Company and its Subsidiaries or any of their respective officers, directors or employees that would disparage, or reflect unfavorably upon the image or reputation of the Company, its Subsidiaries or any such officer, director or employee. Similarly, the Company and its Subsidiaries agree to refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive.

          (e) Notification of New Employer. In the event Executive leaves the employ of the Company, Company may notify Executive's new employer about Executive's rights and obligations under this Agreement.

     7.6 Representation of Executive. Executive represents and acknowledges that he has consulted with such tax, legal and other professional advisors whom Executive deems advisable in connection with this Agreement and the compensation and benefits provided hereunder, and that he is not relying on the Company for any tax advice. In addition, Executive represents and acknowledges that he has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions contained herein.

     7.7 Assignment; Successors. The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company's business which expressly assumes the Company's obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

     7.8 Nonalienation. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     7.9 Severability. If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

     7.10 Captions. The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

     7.11 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

     7.12 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company, to:     Excelligence Learning Corporation
                                2 Lower Ragsdale Drive, Suite 200
                                Monterey, California 93940
                                Fax: (831) 333-5510
                                Attention: Board of Directors

     If to Executive, to:       Ron Elliott
                                President and Chief Executive Officer
                                Excelligence Learning Corporation
                                2 Lower Ragsdale Drive, Suite 200
                                Monterey, California 93940

     With copy to:              Holland & Knight LLP
                                50 California Street
                                28/th/ Floor
                                San Francisco, California 94111
                                Fax: (415) 743-6910
                                Attention: Wendy M. Lazerson, Esq.

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

     7.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     7.14 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

     7.15 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

     7.16 Survival of Executive's Rights. All of Executive's rights hereunder, including his rights to compensation and benefits as set forth herein shall survive the termination of Executive's employment and/or the termination of this Agreement in accordance with the terms of this Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       EXCELLIGENCE LEARNING CORPORATION

                                       By:      /s/ Judith E. McGuinn
                                          --------------------------------
                                       Its:     SVP/COO
                                           -------------------------------

                                       EXECUTIVE

                                                /s/ Ron Elliott
                                       -----------------------------------
                                       Ron Elliott

                                    EXHIBIT A

                            FORM OF RELEASE AGREEMENT

     This RELEASE AGREEMENT (this "Agreement") dated this ___ day of _____, 20__, is by and between Ron Elliott ("Executive") and Excelligence Learning Corporation, a Delaware corporation (the "Company").

     WHEREAS, Executive and the Company previously have entered into an Employment Agreement, dated as of May 6, 2002 (the "Employment Agreement"); and

     WHEREAS, Section 6.1(b)(ii) and 6.1(b)(iii) of the Employment Agreement provide that, in consideration for Executive's receipt of the compensation specified therein upon Executive's termination as a result of his death or disability or without cause or for good reason, Executive shall execute and deliver this Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

     1. Severance Payments Upon Termination. In exchange for Executive's execution of this Agreement, the Company agrees to compensate Executive as specified by, and in accordance with, Section 6.1(b)(ii) and 6.1(b)(iii) of the Employment Agreement.

     2.    Release by Executive Upon Termination.

     (a) Executive hereby releases, discharges and covenants not to sue the Company, Earlychildhood LLC, a California limited liability company, Educational Products, Inc., a Texas corporation, or SmarterKids.com, Inc., a Delaware corporation, or, as applicable, their respective divisions, subsidiaries, parent(s), affiliated corporations, partnerships or limited liability companies, past and present, and each of them, as well as their directors, officers, shareholders, members, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, the "Releasees") from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, obligations, agreements, promises, debts, damages, judgments, rights and demands, whether existing or contingent, known or unknown, including, but not limited to: (i) any and all claims arising out of or in connection with Executive's employment, change in employment status and/or termination of employment from the Company; (ii) any and all claims based on any federal, state or local law, constitution or regulation dealing with either employment or employment discrimination such as those laws or regulations concerning discrimination on the basis of age, race, color, creed, religion, sex, sexual harassment, sexual orientation, national origin, ancestry and disability; and/or (iii) any and all claims arising out of or in connection with any contract, whether oral or written, express or implied, any tort, and/or any other statutory or common law claim of any nature whatsoever. This provision is intended by the parties hereto to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that Executive has, may have or has had against the Releasees prior to the date of execution of this Agreement.

     (b) Since Executive is 40 years of age or older, he has been informed that he has or might have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (the "ADEA"), and he agrees and understands that: (i) in consideration for the payments described in Section 1, he specifically waives his rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date this Agreement is executed; (ii) he is advised of his right to consult with an attorney of his choice or any other person of his choosing prior to executing this Agreement and that he has not been subject to any undue or improper influence interfering with the exercise of his free will in deciding whether to execute this Agreement; and
(iii) he is hereby informed that he has at least 21 days from the date he is presented with this Agreement within which to consider the terms of this Agreement, and seven days after execution of this Agreement within which to revoke this Agreement.

     (c) Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

           "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing this release, which if known by him must have materially affected his settlement with the debtor."

Executive, being aware of California Civil Code Section 1542, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.

     3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above.


                                        EXCELLIGENCE LEARNING CORPORATION


                                        By: ______________________________

                                            Name   _______________________

                                            Title: _______________________


                                        __________________________________
                                        Ron Elliott